Exhibit 99.2

Net Savings Link Announces Free Give Away of 100,000 Savings Memberships to Initiate Its 'Give Back To America Program' Providing Free Memberships to Families in Public Service  (2)

CLEARWATER BEACH, Fla., March 2, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board:CXLT.ob - News) -- David Saltrelli, President & CEO of Net Savings Link, Inc., announced today that "in recognition of our mission to provide savings benefits to families across America in today's challenging economic times, we will be providing full memberships to NetSavingsLink.com, for free, to the next 100,000 visitors to our website as a "kick off" to our "Give Back To America Program."  In addition, we will begin actively seeking corporate sponsors to give away fully paid memberships to our NetSavingsLink.com website in an effort to provide free savings benefits to those groups that have sacrificed much and contributed greatly to public service in America including teachers, police officers, firemen, military, veterans of foreign wars, and other groups who apply," said Saltrelli.

"Both those organizations whose members are comprised of these deserving public servants, as well as those organizations who wish to recognize them, should simply contact us at our website in order to implement our 'Give Back to America Program,'" added Saltrelli.

The company delivers extensive cost savings benefits to the average US family that are designed to save consumers over $6,000 on average per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more.  Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base.  As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements".   Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com